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                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

RETURN ON EQUITY AND ASSETS

                                                                  12/31/03
                                                                      TO
                                                  ANNUALIZED       3/31/04
                                                  ----------     -----------
Return on average total assets                      0.96%               0.24%
Return on average equity                            9.10%               2.26%
Dividend payout ratio                                                  20.62%
Average equity to average assets                                       10.50%

STATEMENT OF COMPUTED PER SHARE EARNINGS

Net income                                                       $ 2,973,000

Average basic shares outstanding                                   7,158,971

Average diluted shares outstanding                                 7,314,127

Basic earnings per share                                         $      0.42

Diluted earnings per share                                       $      0.41